Exhibit 23.1

                          Independent Auditor's Consent

The Board of Directors
Atlantic Technology Ventures, Inc.:

         We consent to incorporation by reference in the registration statements (Nos. 333-34379, 333-35079, 333-65393, 333-40916, 333-49036 and 333-57550) on
Form S-3 and (Nos. 333-15807 and 333-48531) on Form S-8 of Atlantic Technology Ventures, Inc. (a development stage company) of our report dated March 22, 2002, with respect to the consolidated balance sheets of Atlantic Technology Ventures, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and for the period from July 13, 1993 (inception) to December 31, 2001, which report appears in the December 31, 2001 Annual Report on Form 10-KSB of Atlantic Technology Ventures, Inc.

         Our report dated March 22, 2002 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has limited liquid resources that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                              KPMG LLP

Short Hills, New Jersey
March 29, 2002